Exhibit 10.1

Baosheng Media Group Holdings Limited

East Floor 5,

Building No. 8, Xishanhui

Shijingshan District, Beijing

People’s Republic of China 100041

[DATE]

Dear [NAME],

Following our recent discussions, I am pleased to confirm my invitation to you to join the board of directors (the “Board”) of Baosheng Media Group Holdings Limited (the “Company”) as an independent director of the Company, effective immediately. In addition to your acceptance and acknowledgment of this appointment letter, please complete and return the attached Directors’, Officers’ and 5% or Greater Shareholder’s Questionnaire (the “D&O Questionnaire”).

In completing the D&O Questionnaire, you consent to serve as an independent director of the Company and you consent to the Company’s use of the information in the D&O Questionnaire in the Company’s filings with the United States Securities and Exchange Commission (“SEC”), The Nasdaq Stock Market LLC, state governments and other regulatory authorities.

You agree to perform your responsibilities as an independent director [and a member of the audit committee, compensation committee, and nominating and corporate governance committee] in good faith and in accordance with applicable law, the organizational documents of the Company and other policies and procedures applicable to such services. The Company’s Board will appoint you as an independent director of the Company, effective immediately.

You will not be employed by the Company and will be free to pursue your other interests. We ask that you to please disclose these interests to us, so that the Company can identify any conflict of interest arising from our activities that may in the future intersect with yours. We expect that you will be considered to be an independent director and will be identified as such in any registration statement, annual report and/or other documentation. If circumstances change, and you believe that your independence may be in doubt, please discuss this with us. For the purpose of clarity, under the Nasdaq listing rules, an independent director is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Confidentiality

In your role as an independent director, you will have access to confidential information about the Company and its clients and you agree to apply the highest standards of confidentiality and, except in the proper performance of your services, not to use or disclose to any person confidential information during your appointment or thereafter. In addition, you agree to comply with those provisions of the Company’s Code of Business Conduct and Ethics and other policies applicable to independent directors and all applicable laws and regulations relating to independent directors of a public company.

Your appointment may be terminated in accordance with the Company’s articles of association and applicable law and regulation. On termination of your appointment, you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company which are in your possession, custody or power by virtue of your position as an independent director of the Company.

[Committees

In connection with your appointment, you and the Board have agreed that you will serve as a member of the audit committee, compensation committee, and nominating and corporate governance committee, or such other related positions as determined by the Board. Compensation associated with committee service is addressed in the Remuneration section of this appointment letter.]

Remuneration

The Company’s independent director compensation program is described generally below. The Board or the applicable committee reserves the right to adjust the remuneration of directors from time to time.

In consideration of your services and in accordance with the Company’s compensation arrangements for independent directors, you will receive annual cash compensation of $[] payable quarterly in advance on the first business day of each calendar quarter. Your first cash compensation payment on the date hereof will likely comprise a pro-rata amount from the date hereof through to the end of the relevant calendar quarter and thereafter quarterly payments in advance of each calendar quarter.

Expenses

The Company will reimburse you for reasonable and properly documented expenses incurred in performing your duties provided such expenses are pre-approved by the Company.

Non-Competition

You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months following termination of this appointment letter for whatever reason, directly or indirectly as owner, partner, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided however that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you have no active role in the publicly owned company as director, employee, consultant or otherwise.

We look forward to your participation on the Board of Baosheng Media Group Holdings Limited.

Sincerely,

Lina Jiang

Chairwoman of the Board

Signature:

I, [NAME], accept the offer as stated above.

Signature:

Date:

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